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                                                                    EXHIBIT 11.1

                            ACRES GAMING INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE

                                                      FOR THE THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                      --------------------------
                                                          1997           1996
                                                      -----------     ----------
                                                       (in thousands except per
                                                              share data)

Net income                                               $  255         $1,489
                                                         ======         ======

Weighted average number of shares of common stock and common stock equivalents outstanding:

     Weighted average number of common shares
     outstanding                                          8,777          7,634

     Dilutive effect of warrants and employee stock
     options after application of the treasury stock
     method                                                 354            775

     Dilutive effect of redeemable convertible
     preferred stock after application of the               519              -
     if-converted method


     Total shares used in per share computation          ------         ------
                                                          9,650          8,409
                                                         ======         ======

Net income per share                                     ------         ------
                                                           $.03           $.18
                                                         ======         ======